Exhibit 2.1

AMENDMENT NO. 1

TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of August 12, 2016 (this “Amendment”), by and among National Holdings Corporation, a Delaware corporation (the “Company”), Fortress Biotech, Inc., a Delaware corporation (“Parent”), and FBIO Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”). Each of the Company, Parent and Acquisition Sub is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Parties have entered into that certain Agreement and Plan of Merger, dated as of April 27, 2016 (the “Merger Agreement”); and

WHEREAS, each of the Parties has agreed to amend the Merger Agreement to modify certain provisions thereof, as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Amendment to Section 2.3 of the Merger Agreement. Section 2.3 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“At the Effective Time, if any, the directors of the Company immediately prior to the Effective Time and the individuals set forth on Schedule 1.3(b)(iv)(B) shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.”

2.    Amendment to Section 6.3(c) of the Merger Agreement. The last sentence of Section 6.3(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“The Company shall use its reasonable best efforts to have the Rule 1017 Application(s) approved as promptly as practicable after such filing; provided, however, if, as of the Acceptance Time, Acquisition Sub (together with the shares owned by Opus Point Partners, LLC and its Affiliates) owns less than 25% of all then outstanding Shares and FINRA directs the Company to withdraw its Rule 1017 Application(s), the Company will withdraw the Rule 1017 Application(s).”

3.    Amendment to Section 6.7 of the Merger Agreement. Section 6.7 of the Merger Agreement is hereby amended and restated in its entirety as follows:

6.7    “[Reserved.]”

4.    Amendment to Section 8.3(a) of the Merger Agreement. Section 8.3(a) of the Merger Agreement is hereby amended to replace the date “August 29, 2016” with “September 30, 2016” and to replace the date “September 29, 2016” with “October 28, 2016.”

5.    Amendment to Section 8.6(c) of the Merger Agreement. Section 8.6(c) of the Merger Agreement is hereby amended to delete “Section 8.4(a) but solely as a result of Parent’s or Acquisition Sub’s breach of Section 6.7 or.”

6.    Amendment to Annex A to the Merger Agreement. Annex A to the Merger Agreement is hereby amended to delete the reference to “Offer Funds.”

7.    Timing of Launch of Tender Offer. The Parties hereby agree that notwithstanding the first sentence of Section 1.1(a) of the Merger Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, commence the Offer within one hour after the Parties have executed this Amendment. If the Offer is not commenced in accordance with this Section 7, this Amendment shall be null and void and be of no further force or effect.

8.    Reference to and Effect in the Merger Agreement.

(a)    Upon the effectiveness of this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended hereby.

(b)    Except as specifically amended herein, the Merger Agreement shall continue to be in full force and effect and are hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Merger Agreement.

9.    Counterparts. This Amendment may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise).

10.     Governing Law. This Amendment shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Delaware without regard to the conflicts of law principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first above written.

NATIONAL HOLDINGS CORPORATION

By:	/s/ Robert B. Fagenson
Name:	Robert B. Fagenson
Title:	Executive Chairman and Chief Executive Officer

FORTRESS BIOTECH, INC.

By:	/s/ Lindsay A. Rosenwald, MD
Name:	Lindsay A. Rosenwald, MD
Title:	CEO and President

FBIO ACQUISITION, INC.

By:	/s/ Lindsay A. Rosenwald, MD
Name:	Lindsay A. Rosenwald, MD
Title:	CEO and President

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